Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Executive Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc. Successfully Completes Rights Offering

MAY 14, 2012, GLEN ALLEN, VIRGINIA – First Capital Bancorp, Inc. (NASDAQ: FCVA) announced today, that as of May 11, 2012, it has completed its rights offering and its offering of shares to a standby investor. Stockholders exercised subscription rights to purchase 4.0 million shares offered at a subscription price of $2.00 per share, and Kenneth R. Lehman, a private investor from Arlington, Virginia, purchased 4.9 million shares at the subscription price of $2.00 per share. In total, the Company raised gross proceeds of $17.8 million before expenses. The proceeds from the rights offering and standby purchase will be used to invest in the Company’s subsidiary, First Capital Bank, to improve its regulatory capital ratios and for general corporate purposes.

First Capital Bancorp, Inc. is the parent company of First Capital Bank which currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.